Ally Financial Declares Dividend on Common Stock
DETROIT, October 10, 2018 /PRNewswire/ -- The board of directors of Ally Financial Inc. (NYSE: ALLY) declared a quarterly cash dividend of $0.15 per share of the company’s common stock, payable on November 15, 2018 to stockholders of record on November 1, 2018.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company with assets of $171.3 billion as of June 30, 2018. As a client-centric company with passionate customer service and innovative financial solutions, Ally is relentlessly focused on “Doing it Right” and being a trusted financial partner for its consumer, commercial, and corporate customers. Ally’s award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including CDs, online savings, money market and checking accounts, and IRA products. Ally also promotes the Ally CashBack Credit Card. Additionally, Ally offers securities brokerage and investment advisory services through Ally Invest. Ally remains one of the largest full-service auto finance operations in the country with a complementary auto-focused insurance business, which together serve approximately 18,000 dealer customers and millions of auto consumers. Ally’s robust corporate finance business offers capital for equity sponsors and middle-market companies.
For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Contacts:
Brenda Rios
Ally Communications (Media)
313-656-6809
brenda.rios@ally.com

Daniel Eller
Ally Investor Relations
704-444-5216
daniel.eller@ally.com